Response to Item 77D


Global Opportunities Portfolio
Material changes to the investment policies of the Portfolio are described in one or more supplements to the prospectus and the prospectus, of Eaton Vance Strategic Income
Fund, Eaton Vance Multi-Strategy Absolute
Return Fund, Eaton Vance Multi-Strategy All
Market Fund (which invests in the Portfolio) filed pursuant to Rule 497 under the Securities Act of 1933, as amended, and are incorporated herein by reference.